Code of Ethics

Pictet Asset Management

March 2015

1	Overview			3

	1.1	Introduction		3

	1.2	Persons Covered by the Code		3

	1.3	General Principles		4

		1.3.1	Obeying Laws and Regulations	4

		1.3.2	Anticompetitive Activities	5

		1.3.3	Illegal Use of Pictet’s Funds and False Records	5

	1.4	Chief Compliance Officer (“CCO”)		5

	1.5	Code Interpretation and Enforcement		6

		1.5.1	Dispensation	6

	1.6	Reporting Code Violations		6

	1.7	Sanctions for Breaches of the Code		6

	1.8	Certification of Compliance		7

2	Personal Account Dealing Rules (“PA Dealing Rules”)			8

	2.1	Legal Requirements		8

	2.2	Definitions		8

	2.3	Restrictions on Activities		9

		2.3.1	Blackout Periods	9

		2.3.2	Interested Transactions	9

		2.3.3	Initial Public Offerings (IPO) and Private Placements	9

		2.3.4	Limit Orders	10

		2.3.5	Exclusions from the Requirements of this Chapter 2.3	10

	2.4	Minimum Holding Period		11

	2.5	Pre-Clearance of Personal Transactions		11

	2.6	Reporting of Transactions and Disclosure of Holdings		12

		2.6.1	Quarterly Transaction Reports	12

		2.6.2	Disclosure of Personal Holdings	13

		2.6.3	Confidentiality	13

		2.6.4	Important Notes	13

	2.7	Record Keeping Requirements		14

	2.8	Waiving the requirements of the Pictet Personal Account Dealing Rules		14

	2.9	Maximum number of transactions per month (Pictet Directive 8)		14

	2.10	Personal Account Dealing rule applicability table		15

3	Gifts and Entertainment			16

	3.1	Introduction		16

	3.2	Reporting Requirements		16

		3.2.1	Acceptable Gifts at all times	16

		3.2.2	Gifts < CHF300 / £200 / €250 / SGD 400	17

		3.2.3	Gifts > CHF300 / £200 / €250 / SGD 400	17

		3.2.4	Determination of the value of a gift or entertainment	17

		3.2.5	Considerations for the approval of a gift or entertainment	17

	3.3	Prohibited Behaviour		17

	3.4	Provision of Gifts or Entertainment to certain US clients		18

	3.5	Other Considerations		18

		3.5.1	Travel to and accommodation at Entertainment Events	18

		3.5.2	Leave for Entertainment	18

		3.5.3	Entertainment not attended by the Provider’s staff	18

		3.5.4	Christmas Charity Raffle	18

	3.6	Record Keeping		19

	3.7	Failure to Report Gifts		19

	3.8	US Political Contributions		19

4	Dealing with Personal Conflicts of Interest			20

	4.1	Introduction		20

	4.2	Self-Dealing		20

	4.3	Outside Business Activities		20

	4.4	Accepting Honoraria		21

	4.5	Accepting Fiduciary Appointments		21

	4.6	Participating in Civic Affairs		21

	4.7	Serving as an External Director or Officer of a Public Company		21

	4.8	Participating in Political Activities		22

	4.9	Giving Advice to Clients		22

5	Respecting Pictet Confidential Information			23

	5.1	In General		23

	5.2	Talking to the Press		23

	5.3	Information obtained from Business		24

	5.4	Pictet Financial Information		24

	5.5	Pictet Examination Information		24

	5.6	Pictet Proprietary Information		24

	5.7	Electronic and Voice Communication Systems		25

	5.8	Information Security Systems		25

	5.9	Computer Software		25

	5.10	Inside Information		25

	5.11	“Chinese Wall” Policy		25

	5.12	Social Media		26

6	E-mail Retention			27

7	Compliance and Code of Ethics Contact Sheet			28

8	Appendix A - Definition of Beneficial Ownership			29

1	Overview

1.1	Introduction

Today’s financial services marketplace is filled with a host of new challenges, changes and opportunities. Amidst these, there is one guiding principle, which will always remain constant: the mandate for integrity.

Only by conducting ourselves and our business in accordance with the highest standards of legal, ethical and moral integrity can we achieve our vision of excellence and our goals for the future.

This Code of Ethics (“the Code”) does not cover every issue that may arise in the course of the business activities of Pictet Asset Management business line (“PAM”), but it sets out both the basic principles and the practical steps which must be taken by PAM and its employees to ensure their conduct is at all times consistent with the highest standards of honesty and fair dealing required under relevant securities laws and expected by our clients.

The Code has been established in accordance with SEC Rule 204A-1 of the Investment Advisers Act 1940, and SEC Rule 17j-1 of the Investment Company Act 1940. It also complies with the rules of other regulatory authorities that regulate PAM, including the Financial Conduct Authority (“FCA”), the Swiss Financial Market Supervisory Authority (“FINMA”), the Monetary Authority of Singapore (“MAS”) and the Hong Kong Securities & Futures Commission (“SFC”) together with the internal provisions imposed by Banque Pictet & Cie SA.

The Executive Board of PAM is responsible for ensuring that there are adequate systems and controls in place to manage the conflicts arising from the behaviour of staff. Therefore, this Code has been approved by and has the support of the PAM ExBo.

1.2	Persons Covered by the Code

SEC rules require that SEC registered Investment Advisers define who must comply with the Code. Put simply, the Code must apply to any person who has access to non-public information regarding clients’ purchase or sale of securities, or the portfolio holdings of any client account is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. The SEC expects the definition of these “Access Persons” to be widely drawn for investment management firms.

Therefore, the PAM ExBo has decided that all members of staff of PAM wherever located, with the exception of PAMJ which has its own internal rules, are deemed to be Access Persons and therefore must comply with all the provisions of this Code.

For the sake of clarity, this includes all PAM business line employees, including staff in the following entities.

•	Pictet Asset Management Ltd, its Branches and Rep Offices;

•	Pictet Asset Management SA;

•	Pictet Asset Management (Singapore) Pte Ltd;

•	Pictet Asset Management Inc;

•	Pictet Asset Management (Hong Kong) Limited;

•	Pictet Funds (Europe) SA;

•	Banque Pictet & Cie SA Dubai Representative Office;

•	Pictet & Cie Europe SA branches in Spain, France and Germany;

•	Pictet & Cie Europe SA Representative offices in Holland and Belgium; and

•	Pictet Securities Investment Consulting Enterprise (Taiwan) Ltd.

In the case of any dispute over the applicability of this Code, the decision of the Head of Compliance shall be final.

Each person is responsible for maintaining the highest ethical standards when conducting business. This includes the following:

1.	Always placing the interests of our clients first;

2.	Ensuring that all personal securities transactions are conducted in compliance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

3.	Ensuring that the identity of security holdings and financial circumstances of clients remains confidential;

4.	Ensuring the independence in the decision making process of Pictet, including any entity of the Pictet Group; and

5.	Not using your position within Pictet inappropriately or taking part in any fraudulent or manipulative practice.

1.3	General Principles

The general principles discussed in this section govern all conduct whether or not the conduct is also covered by the specific standards and procedures set forth below.

1.3.1	Obeying Laws and Regulations

Numerous laws, rules and regulations of the countries where PAM offices are based, together with the USA apply to the business activities of PAM, and it is of course essential that PAM fully complies with these regulations.

As an employee, you are expected to conduct all business dealings in compliance with applicable laws and regulations. Breaching any of them could subject you and/or PAM to criminal, regulatory and civil penalties. If you have questions about any of these laws or regulations or how they apply to particular situations, ask your departmental head or consult the Compliance Department.

Examples of activities prohibited by the Criminal laws are:

•	Accepting or soliciting anything of value with the intention of being influenced or rewarded in connection with Pictet’s business or in return for confidential information;

•	Stealing, embezzling or misapplying Pictet’s funds or assets;

•	Using Pictet’s funds or assets to finance political campaigns;

•	Misusing legal records and documents and client lists;

•	Obtaining a computer to gain unauthorised access to a client’s records;

•	Knowing that a criminal offence has been committed and helping the criminal avoid capture or punishment;

•	Making false reports to government and/or regulatory officials;

•	Using software in knowing breach of a licensing agreement; and

•	Money Laundering and Terrorist Financing.

1.3.2	Anticompetitive Activities

The Sherman Antitrust Act in the United States prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific breach of this Act could be a formal or informal agreement between you and a competitor of Pictet to fix prices, allocate markets, allocate clients or refuse to deal with particular suppliers or clients.

If you are in contact with Pictet’s competitors, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how Pictet conducts its business. You should be especially careful at social or professional gatherings and at trade association meetings where discussions or exchanges of information relating to competitive matters could occur.

1.3.3	Illegal Use of Pictet’s Funds and False Records

The purpose of any transaction that relates to Pictet’s funds or assets must be revealed and recorded at the time of the transaction. As an employee, you may not participate in any of the activities listed below:

•	Establish or maintain secret or unrecorded funds for the purposes of facilitating illegal payments;

•	Engage in any transaction knowing that part or all of a payment is to be used for unlawful or improper purposes;

•	Record or participate in recording incorrect, fictitious or misleading entries in Pictet’s books or records;

•	Use Pictet’s funds or corporate assets for political contributions in connection with political elections. Some US States have strict laws restricting the use of corporate funds or assets in connection with state elections, and such contributions could prevent PAM from soliciting for business in those states. “Corporate assets” include your time during regular working hours, Pictet’s equipment and supplies, office space, clerical help and advertising facilities;

•	Make any payment for an expressed purpose on Pictet’s behalf to any individual who you know intends to use the money for a different purpose; and

•	Make payments of cash or other items of value to political candidates, government officials, other businesses or individuals that are designed to influence the judgement or actions of the recipients in connection with any Pictet’s activity.

Questions concerning the permissibility of any of the above kinds of payments, which may raise issues under any relevant laws or regulations, should be directed to the Chief Compliance Officer.

1.4	Chief Compliance Officer (“CCO”)

The Chief Compliance Officer of PAM is David Cawthrow, who is based in London and is responsible for the following:

•	Establishing and interpreting the requirements of the Code;

•	Determining whether violations of the Code have occurred;

•	Reviewing the contents of the Code on at least an annual basis;

•	Updating the Code. Significant changes to the core principles require the approval of ExBo, but minor amendments and clarifications may be made at the discretion of the CCO and Chief Risk Officer.

•	Determining, in conjunction with HR and the PAM ExBo, the nature of any sanctions that may be imposed against employees for violations of the Code; and

•	Reporting at least annually on compliance with the Code to the PAM ExBo.

1.5	Code Interpretation and Enforcement

The CCO shall interpret, monitor compliance with and enforce the Code. All violations of this Code will be reported by the CCO to the PAM ExBo who, in conjunction with HR, may impose such sanctions as it deems appropriate.

Material violations of this code may also, where appropriate, be reported to any client with respect to whose securities the violation has occurred or who may be deemed to have been disadvantaged by the violation.

From time to time the CCO will issue interpretations to facilitate compliance with the Code. These shall be appended to the Code and shall be considered part of it. A violation of any clarification shall be deemed a violation of the Code itself.

1.5.1	Dispensation

Application can be made to the CCO on a case-by-case basis for dispensation from certain provisions of the Code. Dispensations are granted only in exceptional circumstances, where it can be established that:

•	No conflict of interest arises and no Client would be disadvantaged or potentially disadvantaged as a result of the dispensation;

•	An employee, by virtue of his / her position and knowledge, does not have an unfair advantage (for example, of information on client recommendations or transactions in a particular security or an equivalent security);

•	The position of the employee himself / herself (e.g. dispensation may be granted on a hardship basis);

•	The general position of PAM in respect of its fiduciary duties and its disclosure obligations is not in any way harmed or compromised.

Every dispensation will be documented as it occurs. A breach of a dispensation constitutes a breach of this Code.

1.6	Reporting Code Violations

All persons must report Code violations as soon as they occur. If you are aware of any violation of this Code, you must report it immediately. You can report confidentially to the CCO on ext 830 5040 or directly to your manager or department head.

Compliance will retain records of breaches of this Code, and any action taken as a result of the breach, for at least 5 years.

1.7	Sanctions for Breaches of the Code

Upon discovering that an employee has not complied with the requirements of this Code, the CCO or the management of PAM may, at their absolute discretion, impose appropriate remedial action. Employees may be required to cancel trades, disgorge profits or sell positions at a loss, and may face internal reprimands, fines, or termination of employment.

In relation to the Rules on Personal Account Dealing, the typical sanctions operate on a sliding scale and are set out below:

TYPICAL SANCTIONS
Flagrant breach of the Rules	Warning or dismissal depending on the circumstances, together with a reversal of the trade (no profits to members of staff)

Repeated failure to comply with the Rules due to negligence	Ban on personal trading for an agreed period together with a reversal of the trade (no profits to members of staff)

Infrequent failures to comply with the rules, or innocent or passive breaches	Possible reversal of the trade (no profits to members of staff) at the discretion of the CCO

The Compliance department records all breaches of the Code of Ethics and other compliance rules, together with all failures to complete the required compliance returns and training on a timely basis. This information is presented to the PAM ExBo, and may be used when determining bonus payments and scores on Balanced Scorecards. The failings considered in these reports include the following 4 categories:

Category	Description
1	Serious breaches of Code of Ethics requirements (i.e. trading without valid consent, failure to obtain consent for gifts / entertainment or materially understating the value of a gifts / entertainment received)

2	Active breaches of client and fund investment guidelines

3

Persistent failure to follow procedures

Persistent failure to address outstanding actions within due timescale, unless extension agreed with Internal Audit / Compliance.

Persistent passive breaches and / or failure to promptly correct passive breaches

Persistent failure to respond to compliance requests for assistance and information

4	Other breaches of the Code of Ethics – e.g. late submission of returns, or late completion of attestations and Compliance training

1.8	Certification of Compliance

The Compliance Department will provide all employees with a copy of the Code, and any amendments thereto. The Code is also available on the Compliance page of the PAM intranet

All employees are required to certify when requested by Compliance following changes to the Code that they have read, understood and will abide by the requirements of the Code. In order to comply with the SEC and other relevant recordkeeping requirements, Compliance will maintain copies of all applicable versions of the Code in force during the past 5 years.

2	Personal Account Dealing Rules (“PA Dealing Rules”)

Dealing in securities which are owned, or which may at some stage be purchased, for those accounts that are under a manager’s control or influence will always create the potential for a conflict of interest.

Employees should understand that their first duty is to the client, and therefore they should avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with PAM or its clients.

In addition to complying with the PA Dealing Rules as set out in this Code, all employees must also comply with Pictet Directive 8, which can be accessed via the Pictet internet. Where there are any conflicts between this Code and Pictet Directive 8, the stricter requirement shall apply.

The requirements of section 2 of this Code apply to the transactions and holdings of all employees and their connected persons as defined in Appendix A.

2.1	Legal Requirements

The rules of the FCA, FINMA, MAS, SFC and most other regulators require all firms to implement adequate systems and controls to manage and monitor the conflicts arising from personal account trading.

The US Investment Advisers Act 1940 is more specific, and makes it unlawful for any employee, in connection with the purchase or sale of a security “held or to be acquired” by a Client:

1.	To employ any device, scheme or artifice to defraud PAM’s clients;

2.	To mislead PAM’s clients;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon PAM’s clients; or

4.	To engage in any manipulative practice with respect to PAM’s clients.

The Code requires you to comply with any applicable federal securities laws and rules of other regulatory bodies which apply to you from time to time.

2.2	Definitions

The definition of “Covered securities” is very broad and includes the list below. However this list is not exhaustive. If you have any doubt whether a transaction comes within the scope of the PA Dealing Rules, you must seek advice from the Compliance Department.

•	Equities in companies, including Investment Trusts;

•	Warrants, options, and futures on individual securities;

•	All kinds of limited partnerships;

•	Private investment funds, hedge funds, and investment clubs;

•	Bonds, convertible bonds, loan stocks, debentures and other debt instruments;

•	Swaps, Contracts for Difference and financial market bets (e.g. City Index), where the underlying or reference investment is a Covered Security;

•	All Reportable Mutual Funds. This includes all Pictet Mutual Funds, (excluding the Cash, Money Market, Sovereign Money Market and Liquidity Funds) and all third party mutual funds that PAM acts as investment adviser or sub-investment adviser to;

•	Any interest in precious metals or commodities; and

•	Any related security, that is a security related to or otherwise derived from a Covered security.

The following are excluded from all the requirements of this Chapter:

•	Transactions and holdings in direct obligations of the Government of the United States or any other OECD member state, together with options and futures thereon;

•	Bankers Acceptances;

•	Bank Certificates of Deposit;

•	Commercial Paper and high quality short term debt instruments including repurchase agreements;

•	Non-Pictet mutual funds, except all third party mutual funds that PAM acts as investment adviser or sub-investment adviser to ;

•	Pictet Cash, Money Market, Sovereign Money Market and Liquidity Funds; and

•	Cash, foreign exchange, all forward foreign exchange instruments and FX options.

2.3	Restrictions on Activities

2.3.1	Blackout Periods

No employee or their connected person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Appendix A):

(a)	on a day during which any Client has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn.

(b)	within seven calendar days before, or one day after any Client trades in that security.

2.3.2	Interested Transactions

No employee or their connected persons shall initiate any securities transactions for a Client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	Any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of any securities of such issuer;

•	Any contemplated transaction by such person in such securities;

•	Any position with such issuer or its affiliates; and

•	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

2.3.3	Initial Public Offerings (IPO) and Private Placements

In accordance with Pictet Directive 8 employees and their connected persons shall not acquire directly or indirectly, beneficial ownership in any securities in an IPO for their personal account.

In very limited cases, Employees and their Connected Persons may apply to the Compliance Department for a waiver of this requirement. However, Employees are still required to obtain prior approval and complete full reporting in relation to such trades.

2.3.4	Limit Orders

Limit orders are permitted in the following circumstances:

•	For securities with market caps in excess of USD10 billion or securities listed on the main index of countries in the MSCI World Index, limit orders may be placed up to £50,000, CHF75,000, €60,000, SGD 100,000 or the equivalent amount in other currencies. Pre-clearance for such limit orders from Compliance must be obtained in the normal manner, and are only valid for one month, after which approval must be re-sought. NB when seeking pre-clearance for limit orders the price limit must be disclosed. If price limits are changed, approval should be sought again; and

•	For limit orders on other securities, Compliance approval is only valid until the end of the next business day. After this time, Compliance approval must be obtained again.

2.3.5	Exclusions from the Requirements of this Chapter 2.3

The restrictions and prohibitions in this Chapter (2.3) shall not apply to:

1.	Purchases or sales in any account over which the employee or their connected persons has no direct or indirect influence or control; (See definition in Appendix A);

2.	Purchases or sales that are non-discretionary on the part of the employee or their connected persons;

3.	Purchases that are part of an automatic dividend / coupon reinvestment plan;

4.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

5.	Index Futures and Index Options, subject to prior Compliance approval;

6.	Exchange Traded Funds (“ETFs”) based on indices subject to prior Compliance approval;

7.	Purchases or sales of Reportable mutual funds (as defined in section 2.2 above), subject to prior compliance approval except for Pictet Cash, Money Market, Sovereign Money Market and Liquidity Funds, where no compliance approval is required;

8.	Subject to the advance approval of the compliance department, purchases or sales which are only remotely potentially harmful to a client, because such purchases or sales would be very unlikely to affect an institutional market, or because such transactions are clearly not related economically to the securities held, purchased or sold by the client. E.g. securities with market caps in excess of USD10 billion or those securities listed on the main index of countries in the MSCI World Index. However, this exemption shall only apply for transactions under the value of £50,000, CHF75,000, €60,000, SGD 100,000 or the equivalent amount in other currencies, executed over the course of any 7 day period; and

9.	Regular contributions for purchases made as part of a regular savings scheme, including personal pension arrangements, where investment is made into a predetermined list of funds or reportable securities.

In the event of lump sum additions to regular savings plans, pre-clearance is not required where investment is made into the predetermined list of funds or reportable securities.

For any other investment decision taken in respect of regular savings plan investments, for example where investment is made outside of the previously selected list of funds or reportable securities, or a sale is requested, the normal pre-clearance rules apply.

However, all other requirements of Chapter 2 refer to these trades, except as stated in 2.4 below, and apply.

2.4	Minimum Holding Period

No employee or their connected persons shall profit from, or avoid a loss from, the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security of which they have beneficial ownership within 30 calendar days. Any prohibited profit so realised, or loss avoided shall be paid over to a charity of the employee’s choosing.

This minimum holding period requirement also applies to derivative and spread-betting transactions, where the underlying investment is a Covered Security as defined in Chapter 2.2. However, the 30 day holding period does not apply to holdings of Index / Interest Rates Futures and Options, or Exchange Traded Funds, based on indices.

The purpose of this requirement is to address the real and perceived threat of front-running or other fraudulent and abusive practices involved in short-term trading, including market timing. The SEC approves of advisers mandating disgorgement of any profits, or losses avoided if an employee affects a short-term trade.

In exceptional circumstances, such as personal hardship, or a significantly declining market then an exemption may be obtained in writing from the Chief Compliance Officer. A significantly declining market exemption may be applied for when the price of a security has fallen by more than 20% since purchase and the stock has been held for at least 14 calendar days.

When assessing compliance with this requirement, sales will be considered on a Last-In-First-Out basis. For example, if a member of staff has an existing holding of 1,000 shares in stock X acquired more than 30 days ago, and then acquires a further 250 shares on 1 September, then no shares in stock X may be sold prior to 1 October.

The requirements of this section do not apply to the exclusions stated in items (i), (ii), (iii), (v) and (vi) of Chapter 2.3.5.

2.5	Pre-Clearance of Personal Transactions

An employee or their connected person may directly or indirectly, acquire or dispose of beneficial ownership of a covered security, as defined, only if:

1.	Such purchase or sale has been approved in advance by the Compliance Department;

2.	The approved transaction is completed by the close of the following business day after approval is received; (subject to Chapter 2.3.4 on limit orders on large cap securities) and

3.	Compliance has not rescinded such approval prior to execution of the transaction.

Note:	if a transaction has not been completed by the end of the next business day after approval has been given, then approval to trade must be sought again. Failure to do so will constitute a breach of these rules, and the sanctions as set out in Section 1.7 of this Code may be applied.

Compliance monitors all personal transactions to ascertain any pattern of conduct that may indicate conflicts or potential conflicts with the principles and objectives of this Code. It includes analyzing patterns of front running, parallel running or “too close” to client order trading, especially if the client has not finished accumulating a large position over many days. Such behaviour may not be tolerated as it may breach this Code, as well as the SEC and other applicable regulators’ rules, and may reveal trading behaviour detrimental to PAM client order flow.

Advance trade clearance in no way waives or absolves any employee or their connected persons of the obligation to abide by the provisions, principles and objectives of this Code.

For each request to trade, employees are required to certify that:

1.	They have no knowledge of any material, non-public information regarding the proposed transaction; and

2.	They are not involved in, or aware of any PAM activity relating to this transaction.

For the avoidance of doubt, the certification in (2) above relates to any PAM activity in the issuer of the transaction contemplated. Therefore, if the individual is aware of any PAM activity in for example UBS Bonds, this covers all UBS issued bonds and not just a specific bond with a specified rate and maturity. The requirements of this Section do not apply to the exclusions stated in items (i), (ii), (iii) and (iv) of Chapter 2.3.5.

Compliance will endeavour to respond to PA dealing requests as soon as practicable, but employees should note that there may be occasions when delays may occur, for example:

1.	when other work priorities take precedence,

2.	when Compliance is awaiting responses to enquiries from other departments

3.	there are large volumes of trading requests.

If a dealing request is urgent then employees should make Compliance aware (using the contact details in section 7) and Compliance will endeavour to approve the request within the desired timeframe, subject to the above.

2.6	Reporting of Transactions and Disclosure of Holdings

2.6.1	Quarterly Transaction Reports

Every employee must submit, no later than 30 calendar days after the end of each calendar quarter, a report containing the following information about each transaction in a Covered Security undertaken during the preceding quarter. The report must contain information concerning any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of a “Covered Security” as defined in 2.2.1.

a)	The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

b)	The nature of the transaction (i.e. purchase, sale or other acquisition or disposition);

c)	The price at which the transaction was effected;

d)	The name of the broker, dealer or bank with or through whom the transaction was effected;

e)	The date the report is submitted by the employee;

f)	The name of the account, and account number if a Pictet account

g)	With respect to any account established by the employee in which securities were held during the quarter for the direct or indirect benefit of the employee; (i) the name of the broker, dealer or bank with whom the employee established the account, and (ii) the date the account was established.

Pictet Asset Management (Singapore) Pte Ltd (“PAM(S)”)

In addition to the requirements above, PAM(S) staff must submit, no later than 7 calendar days after the date that he or she acquired any interest in securities, a report in the prescribed MAS Form 15, containing the particulars of the securities acquired, as described in (a) to (f) above, together with :

h)	The balance of the number of shares held;

Where there is change in any interest in securities, the employee shall update the register within 7 days after the date of change.

An employee shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control or which would duplicate information.

An employee will be deemed to have complied with the transaction reporting requirements by arranging for duplicate brokerage statements to be sent to the Compliance Department. These statements must contain all transactions required to be reported and include all required information.

Any employee who has no personal securities transactions to report during the quarter will be required to confirm this by completion of a nil return.

2.6.2	Disclosure of Personal Holdings

2.6.2.1	Initial Holdings Report

Each employee and their connected persons shall supply the Compliance Department with an initial holdings report within 10 business days of becoming an employee, containing the following information:

1.	The name of security, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the employee and their connected persons has any direct or indirect beneficial ownership, as defined in Appendix A;

2.	The name of any broker, dealer or bank, with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit;

3.	The date the employee submits the report; and

4.	The name of the account, and account number if a Pictet account.

The information submitted must be current as of a date no more than 45 days before the person commenced employment with PAM.

2.6.2.2	Annual Holdings Reports

Each employee shall as at June 30th each year file an annual holdings report containing the same information required in the above initial holdings report. This report must be submitted within 45 days, i.e. by August 14th each year.

2.6.3	Confidentiality

All information obtained from any employee and their connected persons hereunder shall be kept in confidence. However, records of holdings and / or transactions may be subject to review by PAM’s auditors or other professional advisers, and may be made available to the SEC, the FCA and FINMA or any other relevant regulatory or self-regulatory organisation, and may otherwise be disclosed to the extent required by law or regulation.

2.6.4	Important Notes

Failure to submit a transaction report or personal holdings disclosure within the timescales stated above will constitute a breach of the Code and will be recorded in the PAM breach register. A number of clients require disclosure of such breaches, and therefore all employees should take every precaution not to breach this Code.

Furthermore, failure to comply with these reporting requirements will be taken into consideration when determining staff bonuses.

2.7	Record Keeping Requirements

In accordance with SEC and other regulatory recordkeeping requirements, the following documentation will be retained by the Compliance Department for at least 5 years:

1.	All transaction and holding reports.

2.	Details of all dealing requests, including rejected requests with a rationale for rejection.

3.	Details of all IPOs that Compliance, in very limited cases, permits employees or their connected persons to participate in together with an explanation as to why there is no conflict of interest arising.

4.	All breaches of the PA Dealing Rules.

2.8	Waiving the requirements of the Pictet Personal Account Dealing Rules

In certain circumstances the requirements of these rules may be waived or amended at the complete discretion of the Chief Compliance Officer or his nominated deputy, where there is no impact or potential impact to clients, and there are no additional conflicts caused by the trade.

For example:

1.	Seeking approval to trade shares held via the employee share scheme of a previous employer, where there are limited opportunities to trade (due to rules of employers scheme, and timing of the execution of the trade is determined by scheme administrators); or

2.	Cases of personal hardship.

In each case, approval must still be sought from Compliance for each instance, and Compliance will judge each individual request on its merits at the time of the request. The approval of a previous trade or a similar trade for another staff member does not constitute a precedent.

2.9	Maximum number of transactions per month (Pictet Directive 8)

The maximum number of purchase transactions allowed in a calendar month is 15. This maximum number of 15 is valid for all instruments including those which do not require pre-clearance from Compliance such as Forex. However, the following transactions do not fall under this limit of 15:

•	Purchases in any account over which the employee or their connected persons has no direct or indirect influence or control; (See definition in Appendix A);

•	Purchases that are non-discretionary on the part of the employee or their connected persons;

•	Purchases that are part of an automatic dividend / coupon reinvestment plan; and

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer.

2.10	Personal Account dealing rule applicability table

Instrument	Pre-clearance required	No trading within 7 days before or one day after a client trades	Length of validity of Compliance pre- clearance	Minimum Holding period	Quarterly transaction reports	Annual holdings disclosure
Equities – non large cap	✓	✓	Next business day	30 days	✓	✓
Equities - large cap trades	✓	N/A	Next business day	30 days	✓	✓
<£50k/CHF75k/€60k/SGD100k
Equities - large cap trades	✓	✓	Next business day	30 days	✓	✓
>£50k/CHF75k/€60k/SGD100k
Limit orders – large cap trades	✓	N/A	1 month	30 days	✓	✓
<£50k/CHF75k/€60k/SGD100k
All other limit orders	✓	✓	Next business day	30 days	✓	✓
Warrants, Options & Futures on covered securities	✓	✓	Next business day	30 days	✓	✓
Hedge Funds, private investment funds and clubs	✓	✓	Next business day	30 days	✓	✓
Bonds, convertibles, debentures etc	✓	✓	Next business day	30 days	✓	✓
Spread-betting referenced on covered securities	✓	✓	Next business day	30 days	✓	✓
Reportable mutual funds	✓	N/A	Next business day	30 days	✓	✓
OECD Government Debt plus related derivatives	N/A	N/A	N/A	N/A	N/A	N/A
Bankers Acceptances and Certificates of Deposit	N/A	N/A	N/A	N/A	N/A	N/A
Commercial Paper, and high quality short term debt	N/A	N/A	N/A	N/A	N/A	N/A
Non-Pictet mutual funds	N/A	N/A	N/A	N/A	N/A	N/A
Cash, FFX, and FX and options thereon	N/A	N/A	N/A	N/A	N/A	N/A
Pictet Cash, Money Market, Sovereign Money Market and Liquidity Funds	N/A	N/A	N/A	N/A	N/A	N/A
Index / Interest Rate Futures and Options	✓	N/A	Next business day	N/A	✓	✓
Exchange Traded Funds based on indices	✓	N/A	Next business day	N/A	✓	✓
Precious metals, Commodities and related derivatives (incl. ETF, ETC and Certificates)	✓	N/A	Next business day	30 days	✓	✓
Non-discretionary trades	N/A	N/A	N/A	N/A	✓	✓
Trades made under a dividend reinvestment plan	N/A	N/A	N/A	N/A	✓	✓
Purchases under a rights issue	N/A	N/A	N/A	30 days	✓	✓

Note: Pictet Directive 8 limits the maximum number of purchase transactions per account to 15 per calendar month.

3	Gifts and Entertainment

3.1	Introduction

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest arising from the potential undue influencing of PAM staff. For the protection of all staff and PAM even the appearance of a possible conflict of interest should be avoided. Therefore, PAM has adopted the policies set out below to guide all staff in this area. These apply equally to the offering of gifts as to the receipt of gifts.

The general principles are:

•	Staff should not accept or provide any gifts or favours that might influence the decisions you or the recipient might make in business transactions involving PAM or that others might reasonably believe would influence those decisions;

•	Modest gifts and favours, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible;

•	Staff must not offer or accept gifts or other items of value (including entertainment) unless it is clearly reasonable to do so in the circumstances and provided their frequency and value are not of an excessive or lavish nature;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

•	The rules in this section apply not only to gifts / entertainment received from firms, but also those received from a member of staff of a provider firm.

3.2	Reporting Requirements

3.2.1	Acceptable Gifts at all times

Certain gifts and entertainment do not create the risk of corruption or breach of trust to PAM and are permissible. Therefore you may accept or give the following without the approval of Compliance:

•	Gifts, gratuities, amenities or favours based on obvious family or personal relationships (e.g. between a member of staff’s parents, children or spouse) where the circumstances make it clear that those relationships (rather than PAM’s business) are the motivating factor;

•	Meals and refreshments of reasonable value in the course of a meeting or other occasion held for business discussions, provided that the expenses would have been paid by PAM as a reasonable business expense;

•	Advertising or promotional material, such as pens, pencils, note pads, key chains, umbrellas, calendars, Pictet chocolates and similar items, typically with the Pictet logo;

•	Civic, charitable, educational or religious organisation awards for recognition of service and accomplishment; and

•	Small gifts with a value up to CHF10 / £6 / €7 SGD15 or the equivalent thereof.

All other gifts must be approved by Compliance and / or Business Unit Heads as set in Chapter 3.2.2 and 3.2.3.

3.2.2	Gifts < CHF300 / £200 / €250 / SGD 400

Staff who accept/give, directly or indirectly, anything of value (in excess of the value of small gifts, as set out on page 13), from / to any person or entity that does business with or on behalf of PAM including gifts, entertainment and gratuities must:

•	Notify Compliance via the Lotus Notes gifts database; and

•	Obtain prior approval from Compliance before accepting/giving such a gift.

Compliance will approve or deny requests based upon the reasonableness of the circumstances and whether the circumstances pose a threat to PAM’s integrity. This will include the frequency of gifts and entertainment received/given from/to the same source.

Compliance will maintain records of all requests and responses and monitor the Gifts register.

3.2.3	Gifts > CHF300 / £200 / €250 / SGD 400

The receipt or giving of gifts and entertainment in excess of CHF300 / £200 / €250 / SGD 400, or an equivalent amount in local currencies, must be cleared by a Business Unit Head prior to clearance by the Compliance Department.

3.2.4	Determination of the value of a gift or entertainment

The value of a gift or entertainment for the purposes of this Code is on the basis of the cost incurred by the provider or the market value of the entertainment, whichever is the higher, and not on the basis of the face value of the ticket. Recipients should always enquire of the provider what the value of the entertainment is.

For example, the value of being entertained in a box at a major sporting event would be determined by the current market value of acquiring such entertainment in a private box. The fact that the provider may already have purchased a box does not reduce the value of the entertainment received.

3.2.5	Considerations for the approval of a gift or entertainment

When considering whether to approve gifts and entertainment, Compliance and ExBo members will consider not only the value of an individual request, but also the frequency and cumulative value of gifts and entertainment from the same provider.

On occasions, entertainment offered may also include a member of staff’s partner and / or children. In this case, the normal rules apply, with the value of the entertainment being calculated on the basis of the total cost of the entertainment provided to the member of staff and their partner / children as appropriate.

3.3	Prohibited Behaviour

•	Soliciting for themselves, a Connected Person or for a third party anything of value from anyone in return for PAM business, service or confidential information;

•	Accepting cash from a Client, supplier or person to whom you refer business;

•	Using your position to obtain anything of value from a Client, supplier or person to whom you refer business;

•	Except as provided above, accepting anything of value from anyone outside Pictet in connection with the business of PAM.

As well as constituting a breach of this Code, any of the above prohibited behaviours may also constitute a breach of the UK Bribery Act if carried out in relation to PAM LTD or a UK based customer, broker or supplier, and could result in a criminal conviction. Please refer to PAM’s anti-Bribery Policy for further information.

3.4	Provision of Gifts or Entertainment to certain US clients

US Clients subject to ERISA or Department of Labour legislation are generally prohibited from accepting gifts or entertainment of any description, sometimes including lunch and refreshments.

Therefore, staff should not offer gifts or entertainment to these clients. If in any doubt please check with the client or Compliance prior to offering the gift or entertainment.

Some US ERISA and Government clients have strict and complicated reporting requirements relating to the value of gifts / entertainment received or given. It is therefore extremely important that staff fully report all gifts and entertainments, and provide a fair value of all gifts and entertainment received or provided.

3.5	Other Considerations

3.5.1	Travel to and Accommodation at Entertainment Events

Employees must pay their own travel expenses and / or accommodation costs. If the provider of the entertainment has paid for the travel / accommodation costs, the member of staff should make a donation to charity for a similar sum.

3.5.2	Leave for Entertainment

Business Unit Heads must sanction leave of absence taken by staff to attend corporate hospitality events during working time. Unless otherwise agreed, absence during working time must be taken as holiday.

3.5.3	Entertainment not attended by the Provider’s staff

Only on rare occasions should entertainment be accepted where a member of the Provider’s staff will not be present. In each case, the approval of the relevant ExBo member is required, irrespective of the value of the gift received, and the member of staff must explicitly state in their gift request that the Provider’s staff will not be present.

3.5.4	Christmas Charity Raffle

Christmas traditionally sees the giving of presents to / from clients and typically from brokers.

In order to ensure fairness to all members of staff and to avoid any conflict of interest, all non-perishable tangible gifts received in the Christmas period, whether they are required to be reported or not, should be given to the Compliance Department irrespective of their value. Compliance will then organise a charity raffle in the New Year to distribute the gifts among staff.

The only exceptions to the above relate to the receipt of items that would be perishable before Christmas, which may be retained by members of staff. Such gifts must still be declared to Compliance.

Please, note that all gifts that are given to Compliance for the Christmas Charity Raffle must still be reported as set out in Chapter 3.2.2 or 3.2.3.

3.6	Record Keeping

In accordance with FCA, SEC, MAS and FINMA and other relevant regulators’ record keeping requirements, Compliance will keep records of all gifts / entertainment received or provided for a period of five years.

3.7	Failure to Report Gifts

The failure to report the receipt of, or giving of a gift or entertainment will constitute a breach of this Code and will be recorded in the PAM breaches register. These failures will also be taken into consideration when determining staff bonuses.

3.8	US Political Contributions

The SEC “pay to play rule”, (206(4)-5) prohibits SEC registered investment advisers from providing advisory services for compensation to government clients for a two year period after the adviser or certain of its executives make a contribution to a public official or candidate for such office.

Therefore to prevent PAM being excluded from managing money from US public bodies, it is important that any member of staff involved in client solicitation, or members of the ExBos do not make any US political donations to a public official or candidate for such office in excess of USD 150.

Therefore, all Investment, BD and CRM staff and ExBo members must obtain approval from Compliance prior to making any US political contributions to a public official or candidate for such office.

Compliance will then require a quarterly declaration of any such contribution.

4	Dealing with Personal Conflicts of Interest

4.1	Introduction

A conflict of interest is generally defined as a person or entity having two or more interests that are inconsistent with each other and may arise where an employee’s personal interests interfere in some way with the interests of a client, PAM, and the wider Pictet group. You should not cause Pictet or yourself to have a conflict of interest, and should be particularly sensitive to situations involving family or household members. A conflict of interest occurs when you allow any interest, activity or influence outside of Pictet to:

•	Influence your judgment when acting on behalf of Pictet;

•	Compete against Pictet in any business activity;

•	Divert business from Pictet;

•	Diminish the efficiency with which you perform your regular duties;

•	Harm or impair Pictet’s financial or professional reputation; or

•	Benefit you at the expense of Pictet.

As an employee you are not permitted to participate in any activity that causes a conflict of interest or gives the appearance of a conflict. Areas frequently involved in conflicts of interest and examples of prohibited activities are described below.

If you believe that you have, or may be perceived to have, a conflict of interest, you must disclose it in writing to the CCO who will keep copies of all such disclosures.

Conflicts of interest may not always be clear cut, so if you are in any doubt as to whether a conflict of interest arises, you should consult the Compliance Department.

4.2	Self-Dealing

You are restricted from becoming involved in certain business dealings with Pictet. As an employee, you are prohibited from:

•	Directly or indirectly buying assets from (other than assets being offered to the public or employees generally), or selling assets to, Pictet or any account for which Pictet acts as an investment manager or adviser, unless you have prior approval from the CCO;

•	Representing Pictet in any activity (whether an internal Pictet activity or a transaction between Pictet and a third party) requiring your judgement or discretion which affects a person or organisation in which you have a material interest, financial or otherwise; and

•	Representing any non-Pictet company in any transaction with Pictet, which involves the exercise of discretion by either party.

4.3	Outside Business Activities

You are expected to avoid any outside interest or activity that will interfere with your duties. Generally, your outside interests or activities should not:

•	Materially encroach on the time or attention you devote to your duties;

•	Adversely affect the quality of your work;

•	Compete with Pictet’s activities;

•	Involve any significant use of Pictet’s equipment, facilities or supplies;

•	Imply Pictet’s sponsorship or support (for example, through the use of Pictet stationery for personal purposes); or

•	Adversely affect the reputation of Pictet.

4.4	Accepting Honoraria

Neither you nor any connected person may accept cash honoraria for your public speaking or writing services on Pictet’s behalf.

If a cash honorarium is tendered, you should donate it to PAM and request that it be donated to a charity of PAM’s choice. You may accept non-cash honoraria of modest value (as per gifts policy) or may accept reimbursement for related expenses.

4.5	Accepting Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, custodian for a minor, trustee or managing agent. Unless you are acting on behalf of a connected person to you, or you have obtained approval from the CCO, you may not accept a fiduciary or co-fiduciary appointment. If such approval is given you must ensure that your appointment does not interfere with the time and attention that is required to affect your job responsibilities.

4.6	Participating in Civic Affairs

You are encouraged to take part in charitable, educational or other civic affairs, as long as such affairs do not interfere or conflict with your responsibilities at Pictet. Please review the requirements of “Serving as an External Director or Officer” (below) as they may apply to your participation in civic affairs. You should not imply Pictet’s sponsorship or support of any outside event or organisation without the approval of a Director or ExBo member.

4.7	Serving as an External Director or Officer of a Public Company

In view of the potential conflicts of interest and the possible liability for both you and Pictet, you should be cautious when considering service as an officer, partner or director of any non-Pictet entity other than as a representative of Pictet. Before agreeing to such service, you should disclose it to the CCO and to your appropriate ExBo member.

If you are serving as an officer, or director of an external entity, you should:

•	Not attempt to influence or take part in any vote or decision that may lead to the use of a Pictet product or service by the external entity, or result in the conferring of a special benefit to Pictet by the external entity and ensure that the external entity’s records reflect your abstention;

•	Relinquish any responsibility you may have for any Pictet relationship with the external entity unless acting as a representative of Pictet; and

•	Be satisfied that the external entity conducts its affairs lawfully, ethically and in accordance with prudent management and financial practices.

On an annual basis all staffs are required to confirm to Compliance details of any firms to which they serve as directors, subject to a number of exceptions, including acting as a director of a flat management company.

4.8	Participating in Political Activities

Pictet encourages you to keep informed concerning political issues. If you do participate in any political activity, you may not act as a representative of Pictet unless you are specifically authorised in writing to do so by a Director or ExBo member of PAM.

As previously stated, it is unlawful to use Pictet’s funds or assets in connection with political elections. In the US many states also restrict the use of corporate funds and assets in connection with state elections. Please also refer to Chapter 3.8 for further details regarding US political donations.

4.9	Giving Advice to Clients

Unless your regular duties specifically permit it, and you are qualified to do so, you may not give legal, tax or investment advice to clients.

You may be asked by a client to make a statement regarding the legal implications of a proposed transaction. If you are not authorised to give legal advice to clients, be sure that nothing you say might be interpreted as legal advice.

Please remember that PAM is not a legal or tax advisor, and cannot give such advice. Clients should be sure that nothing said or written constitutes tax or legal advice.

5	Respecting Pictet Confidential Information

5.1	In General

As an employee, you may have access to confidential and privileged information concerning Pictet’s clients, fellow employees and suppliers. Such access to confidentiality must be maintained and the information used only for valid business purposes. Under no circumstances may you use such information for personal gain or pass it on to any person outside Pictet, including family or friends, or even to other employees who do not need such information to perform their jobs or to provide services to or for Pictet.

5.2	Talking to the Press

Background

From time to time certain staff members may be approached by the press for comment (verbal or written) which can be in many different forms including face to face interviews, telephone questions and answers and written commentary.

In respect of relations with the press, all staff must adhere to “Directive 49 – Communication and Events” in respect of appropriate prior approval and internal notification, and Chapter 1.2 in particular.

The following paragraph sets out in more detail the specific requirements covering the minimum standards that all staff must adhere to in complying with the Group Directive.

These standards focus on front office investment (e.g. investment managers and analysts) and senior Distribution staff who may be called upon to communicate with the press in their area of expertise. Other staff members would not typically be expected to communicate with the press and if approached must refer in all cases directly to Group Corporate Communications who will advise accordingly.

Minimum Standards

•	Only Investment staff specifically approved by their CIO, and Distribution staff specifically approved by the Head of Distribution (or Country Heads at the discretion of the Head of Distribution) are deemed to be “expert commentators” for the purposes of Directive 49 and these minimum standards. A central list of these expert commentators is maintained by Group Corporate Communications. However if in doubt refer to your CIO or the Head of Distribution as appropriate;

•	Expert commentators should only speak about their area of specialty;

•	Expert commentators must proactively seek and receive prior approval from Group Corporate Communications and their CIO / Head of Distribution before communicating with the press (except as noted in paragraph 4 below);

•	In exceptional cases certain expert commentators may speak to the press without CIO prior approval but prior approval must always be obtained from Group Corporate Communications. This exception only applies where the press approaches the individual and where agreed by the relevant CIO / Head of Distribution;

•	If an expert commentator wishes to proactively approach the press to make a comment then prior written approval must be sought from both their CIO / Head of Distribution and Group Corporate Communications;

•	If asked to comment on a specific stock or bond, the individual must declare that they may have a direct or indirect economic interest in that stock or bond (but note below regarding short positions);

•	In no circumstances can specific stock/bond comments be made where net short positions are held in portfolios within the expert commentator’s area of responsibility;

•	It must be assumed in all cases that any comments made will, or may be specifically attributable to an individual and/or Pictet and therefore individuals communicating with the press must ensure that they do so with the utmost integrity and professionalism and in compliance with all relevant regulatory requirements (e.g. Market Behaviour Rules – especially concerning rumours and price sensitive information);

•	Once the communication is completed, a summary must be provided to Group Corporate Communications immediately thereafter and copied to the relevant CIO; and

•	Approved individuals must ensure they have received appropriate media training and maintain training records as necessary.

5.3	Information obtained from Business

You may possess confidential information about those with whom Pictet has business relations. If released, such information could have a significant effect on their operations, their business reputations or the market price of their securities. Disclosing such information could expose both you and Pictet to liability for damages.

5.4	Pictet Financial Information

Non-public financial information about Pictet is strictly confidential, and except as required by law, regulation or approved by the Chief Financial Officer or CCO, is not to be released to any person or organisation.

5.5	Pictet Examination Information

Regulatory examiners periodically review Pictet. Certain reports made by those regulatory agencies are the property of those agencies and are strictly confidential. Giving information from those reports to anyone not officially connected with Pictet is a violation of this Code and may be a breach of the rules of the relevant regulator. Therefore, copies of regulatory reports may only be given to third parties with the prior written consent of the CCO.

5.6	Pictet Proprietary Information

Certain non-financial information developed by Pictet (such as business plans, client lists and records, methods of doing business, employee records, models, computer software, source codes, databases and related documentation) is valuable information that is proprietary and confidential. You are not to disclose it to anyone outside Pictet or to anyone inside Pictet who does not have a need to know such information. This obligation survives your employment with Pictet. Employees are prohibited from using Pictet time, resources and assets (including its proprietary information) for personal gain. Pictet has proprietary rights in any materials, products or services that you create which relates to your work at Pictet, that use Pictet’s resources (equipment, etc.) or that are created during your regular working hours. You must disclose such materials, products or services to Pictet.

5.7	Electronic and Voice Communication Systems

E-mail, voice and other electronic communications systems provided by Pictet are primarily intended for Pictet’s business. Communications made using these systems are subject to retention, review and inspection. You should not expect communications made using these systems to be treated as private and confidential. You should limit the transmission of highly sensitive information on these systems. Messages created in these systems should comply with all relevant Pictet Directives.

5.8	Information Security Systems

If you have access to Pictet’s information systems, you are responsible for taking the precautions necessary to prohibit unauthorised entry to the system. You should safeguard your passwords or other means of entry.

5.9	Computer Software

Computer software is to be used for Pictet’s business only and must be used in accordance with the terms of the licensing agreement. No copying of software is permitted except in accordance with the licensing agreement.

5.10	Inside Information

Inside information is material non-public information relating to any corporation issuing or that has issued securities. Information is considered “material” if it is important enough to affect the judgment of investors about whether to buy, sell or hold securities, or to influence the market price of the securities.

Global Regulators and Law courts have ruled that inside information about issuers must be made public before anyone possessing it can trade or recommend the purchase or sale of the securities concerned. Under law, you, Pictet and the person who receives the information could be held legally responsible for misusing insider information.

The inside information laws are complex. Employees must be extremely cautious in providing any inside information to any person outside of Pictet or in using inside information obtained at Pictet in making personal or client investment decisions.

Further details of the law relating to, and the procedures for dealing with, inside information are contained in the Market Abuse Chapter of the Compliance Manual. If you have any doubts about whether or not information is inside information or whether or how it can be used, you should consult the Compliance Department.

5.11	“Chinese Wall” Policy

To facilitate compliance with the prohibition on trading in securities while in possession of insider information, many financial services organisations, including Pictet, have adopted “Chinese Wall” policies. The Chinese Wall separates the business units or employees likely to receive insider information from the business units or employees that trade in securities or provide investment advice.

PAMs Chinese Wall policy is contained in Chapter 3.4 of the Compliance Manual and in the Policies section of the PAM intranet. The policy establishes rules restricting the flow of information between PAM and other members of the Pictet Group, procedures to be used by employees to obtain information from other departments or other associated entities and procedures for reporting the receipt of material non-public information by employees.

You must be familiar with this policy, particularly if you work in an area that handles investment decisions or if you supply or might be asked to supply information to employees in such areas. Under no circumstances should you receive or pass on information that may lead to a violation of the insider trading laws, or otherwise create a conflict of interest, or interfere with a legal or business obligation of Pictet.

5.12	Social Media

Regulatory requirements mandate that regulated firms have the ability to capture and archive staff’s communications with the public. PAM is currently producing a Social Media Policy which will be disseminated in due course, but until then, all staff should follow the guideline below.

PAM and its staff should not use any Social Media for work related communications and / or work related activities including, but not limited to Facebook, Twitter, Linkedln or any similar Social Media (“Social Media”).

More specifically, PAM staff should not use Social Media to market or advertise its services, communicate with Clients or Prospects, make recommendations, discuss investments or financial products, etc.

PAM Staff may use Social Media only for private purposes and may only indicate the position held at PAM while respecting the above restrictions at all times (no Social Media for work related use). They shall not post testimonials concerning PAM, Pictet or any of its related entities. The SEC considers that the use of a “like” button in a Social Media might imply a testimonial under the Advisers Act. Employees must be aware at all times of their duties to Pictet and PAM while using Social Media.

Moreover, PAM staff are not allowed to use Social Media out of their workstation, for security reasons. Social Media websites and related information have often proven not so well protected. Accordingly, Social Media represents a high risk of malware infiltration, theft of data, leakage of confidential data, etc.

Compliance may, from time to time, browse social media to verify compliance with the present policy. Should a breach occur or inappropriate content be found, Compliance will report to Management and HR for appropriate sanctions.

6	E-mail Retention

The SEC and FCA requires that registered Investment Advisers retain all messages (including e-mail, Bloomberg, Sametime and SMS on Blackberries) sent by staff for 5 years. As a result, all inbound and outbound messages for staff of PAM including internal and personal messages are retained, including those deleted by staff members.

Under relevant data protection and secrecy laws, we are required to protect the confidentiality of personal messages. Therefore, whilst we retain all staff messages, the following procedures are in place to ensure compliance with these requirements.

1.	Only Compliance and a restricted number of Lotus Notes Administrators have access to messages, and may carry out periodic monitoring of messages as required by SEC rules, and as recommended by the FCA and other relevant regulators.

2.	Where any other person needs access to messages, this will require the approval of, and supervision by Compliance. Access will only be granted for business use, which will include compliance monitoring and investigations.

3.	In all cases where access to messages is granted, Compliance and any other person reviewing messages will disregard any private messages as soon as it becomes obvious that a message is private, and will not copy or forward or use in any other way any private messages, which have no bearing on PAM’s or Pictet’s business, or any investigation being undertaken.

4.	In the event of a regulatory inspection, the SEC, FINMA, FCA and other regulatory inspectors are required to respect the privacy of private messages where they have no bearing on the business of PAM or Pictet.

All messages you send or receive will be retained for 5 years, including those relating to Banque Pictet & Cie SA clients.

During an inspection a regulator could ask to view any person’s messages, although the SEC should only review those mails relating to US clients, who have signed an agreement with PAM LTD, PAM SA or PAM (S), and not another entity such as Banque Pictet & Cie SA.

However, there are some PAM staff members such as CRM, BD, Operations and MIS, who have relationships with both SEC and non SEC clients. They will be considered as “double-hatted”. If the SEC requires the e-mail of a “double-hatted” staff member, all his / her e-mails for the period requested by the SEC will have to be printed and any name / identification of non SEC clients will have to be crossed out. This process will be overseen by Compliance, and as this task will be very time consuming, the list of double-hatted staff member should be as short as possible.

7	Compliance and Code of Ethics Contact Sheet

David Cawthrow - Chief Compliance Officer
Phone: 0044 207 847 5040
Fax: 0044 207 847 5046
Email: dcawthrow@pictet.com

London
Marc Tonnerre	Simon Greaves
Senior Compliance Manager	Senior Compliance Manager
Phone: 0044 207 847 5041	Phone: 0044 207 847 5486
Email: mtonnerre@pictet.com	E-Mail: sgreaves@pictet.com

Bhawna Panchal	Cihem Vanderpuije
Compliance Manager	Compliance Monitoring Officer
Phone: 0044 207 847 5114	Phone: 0044 207 847 5181
Email: bpanchal@pictet.com	Email: cvanderpuije@pictet.com

Catherine Stanbridge	Christina Coldman
Compliance Manager	Compliance Monitoring Officer
Phone: 0044 207 847 5042	Phone: 0044 207 847 5454
Email: cstanbridge@pictet.com	Email: ccoldman@pictet.com

Chloe Fernandes	Sesini Paulos
Compliance Administrator	Junior Compliance Monitoring Officer
Phone: 0044 207 847 6431	Phone: 0044 207 847 6439
Email: cfernandes@pictet.com	Email: spaulos@pictet.com

Fax: 0044 207 847 5046 (confidential)

Geneva
Erika Beaumier	Lilia Andreeva Verschueren
Head of PAM SA Compliance	Compliance Manager
Phone: 0041 58 323 1580	Phone: 0041 58 323 5781
E-mail: ebeaumier@pictet.com	Email: landreeva@pictet.com

Dominique De La Barre	Aurelie Dykmans
Compliance Manager	Compliance Monitoring Officer
Phone: 0041 58 323 5809	Phone: 0041 58 323 5765
Email: ddelabarre@pictet.com	Email: adykmans@pictet.com

Sophie Schaad
Junior Compliance Monitoring Officer
Phone: 0041 58 323 5824
E-mail: sschaad@pictet.com	Fax: 0041 58 323 3030 (not confidential)

Singapore
Melaine Tan	Hong Kong
Compliance Manager	Winnie Cheung
Phone: 0065 6306 3774	Compliance Manager
E-mail: meytan@pictet.com	Phone : 00852 3191 1878
Fax: 0065 6306 3985 (not confidential)	E-Mail wcheung@pictet.com

8	Appendix A - Definition of Beneficial Ownership

“Beneficial ownership”, for purposes of this Code, shall be determined in accordance with the definition of “beneficial owner “ set forth in Rule 16a-1(a) under the Securities Exchange Act of 1934, as amended, i.e. a person must have a “direct or indirect pecuniary interest” to have “beneficial ownership”. Although the following list is not intended to be exhaustive, pursuant to the rule, a person is generally regarded as the beneficial owner of the following securities:

1.	Securities held in the person’s own name;

2.	Securities held with another in joint tenancy, community property or other joint ownership;

3.	Securities held by a bank or broker as nominee or custodian on such person’s behalf of securities pledged as collateral for a loan;

4.	Securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including unmarried partner), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships);

5.	Securities held by a relative not residing in the person’s home if the person is a custodian, guardian or otherwise has controlling influence over the purchase, sale or voting of such securities;

6.	Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sales decisions;

7.	Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

8.	Securities held by a general partnership or limited partnership in which the person is a general partner;

9.	Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio securities (other than a registered investment company);

10.	Securities in a portfolio giving the person certain performance related fees; and

11.	Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.